UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2017

S&W SEED COMPANY
(Exact name of registrant as specified in Its charter)

Nevada	001-34719	27-1275784
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

802 N. Douty Street Hanford, California	93230
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (559) 884-2535

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 1.01    Entry into a Material Definitive Agreement.

On September 13, 2017, S&W Seed Company (the "Company") entered into a Fourth Amendment Agreement (the "Amendment"), amending the Company's Credit and Security Agreement, dated as of September 22, 2015 (as amended, the "Credit Agreement"), with KeyBank National Association ("KeyBank").

The Amendment, among other things:

  extended the maturity date of the credit facility to September 12, 2019; and

  increased the aggregate principal amount that the Company may borrow, repay and reborrow under the Credit Agreement to $35.0 million, subject to a requirement that the Company maintain a reduced loan balance of:

    not more than $20 million for at least 30 consecutive days over the prior twelve months (measured each quarter on a trailing 12 month basis); and

    not more than $25 million for at least 60 consecutive days over the prior twelve months (measured each quarter on a trailing 12 month basis).

The amendment also contains customary and usual financial covenants imposed by KeyBank, including a covenant that the secured promissory note payable by the Company to Pioneer Hi-Bred International, Inc. (the "Pioneer Note"), or any refinancing of the Pioneer Note, have no less than 30 days to maturity at any time during the term of the credit facility.

Except as modified by the Amendment, all terms and conditions of the Credit Agreement remain in full force and effect.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this current report is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

S&W SEED COMPANY

By: /s/ Matthew K. Szot

Matthew K. Szot
Executive Vice President of Finance and Administration and Chief Financial Officer

Date: September 18, 2017